Exhibit 99.1
FOR IMMEDIATE RELEASE

February 21, 2013

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year Earnings

DALLAS, TEXAS, February 21, 2013 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $17.3 million for the quarter ended December 31, 2012. For the year ended December 31, 2012, the Bank reported net income of $81.8 million.

Total assets at December 31, 2012 were $35.8 billion, compared with $35.2 billion at September 30, 2012 and $33.8 billion at December 31, 2011. The $0.6 billion increase in total assets for the fourth quarter was attributable to an increase in the Bank’s short-term liquidity portfolio ($1.7 billion) offset by a decline in its advances ($1.1 billion). For the year ended December 31, 2012, the $2.0 billion increase in total assets was attributable primarily to increases in the Bank’s short-term liquidity portfolio ($2.8 billion) and its long-term available-for-sale securities portfolio ($0.9 billion), which were offset by declines in the Bank’s long-term held-to-maturity securities portfolio ($1.2 billion) and advances ($0.4 billion).

Advances totaled $18.4 billion at December 31, 2012, compared with $19.5 billion at September 30, 2012 and $18.8 billion at December 31, 2011. The Bank’s lending activities remained relatively subdued during the year due largely to members' high deposit levels and weak demand for loans at member institutions.

Due to principal repayments on mortgage-backed securities (MBS), the Bank’s held-to-maturity securities portfolio declined from $6.4 billion at December 31, 2011 to $5.2 billion at both September 30, 2012 and December 31, 2012. The unpaid principal balance of the Bank’s investments in non-agency (private-label) residential MBS (RMBS), all of which are classified as held-to-maturity, totaled $255.6 million at December 31, 2012, compared with $266.9 million at September 30, 2012 and $316.7 million at December 31, 2011. During the quarter and year ended December 31, 2012, the Bank acquired approximately $0.5 billion and $0.7 billion, respectively, of U.S. agency MBS. The Bank’s long-term available-for-sale securities portfolio, which is comprised entirely of U.S. agency and other highly rated debentures, increased from $4.9 billion at December 31, 2011 to $5.8 billion at both September 30, 2012 and December 31, 2012 due to purchases of additional debentures. The Bank’s short-term liquidity portfolio (comprised primarily of non-interest bearing excess cash balances, overnight federal funds sold and overnight reverse repurchase agreements) totaled $6.1 billion at December 31, 2012, as compared to $4.4 billion at September 30, 2012 and $3.3 billion at December 31, 2011.

The Bank’s retained earnings increased to $571.9 million at December 31, 2012, from $555.8 million at September 30, 2012 and $494.7 million at December 31, 2011. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $43.7 million at September 30, 2012 and $51.4 million at December 31, 2011 to $41.4 million at December 31, 2012. Accumulated other comprehensive income attributable to net unrealized gains on the Bank’s available-for-sale securities portfolio totaled $22.5 million, $11.6 million and $5.2 million as of December 31, 2012, September 30, 2012 and December 31, 2011, respectively.

Additional selected financial data as of and for the quarter and year ended December 31, 2012 is set forth below. Further discussion and analysis regarding the Bank’s results will be included in its Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2012
(Unaudited, in thousands)

	December 31,	September 30,	December 31,
	2012	2012	2011
Selected Statement of Condition Data:

Assets
Investments (1)	$16,198,823	$15,420,149	$13,537,564
Advances	18,394,797	19,480,464	18,797,834
Mortgage loans held for portfolio, net	121,478	130,947	162,645
Cash and other assets	1,040,231	156,581	1,271,924
Total assets	$35,755,329	$35,188,141	$33,769,967

Liabilities
Consolidated obligations
Discount notes	$6,984,378	$5,692,560	$9,799,010
Bonds	25,697,936	26,286,910	20,070,056
Total consolidated obligations	32,682,314	31,979,470	29,869,066
Mandatorily redeemable capital stock	4,504	4,531	14,980
Other liabilities	1,297,877	1,431,617	2,181,086
Total liabilities	33,984,695	33,415,618	32,065,132
Capital
Capital stock - putable	1,216,986	1,248,279	1,255,793
Retained earnings	571,893	555,775	494,657
Total accumulated other comprehensive loss	(18,245)	(31,531)	(45,615)
Total capital	1,770,634	1,772,523	1,704,835
Total liabilities and capital	$35,755,329	$35,188,141	$33,769,967

Total regulatory capital (2)	$1,793,383	$1,808,585	$1,765,430

		For the	For the
		Quarter	Year
		Ended	Ended
Selected Statement of Income Data:		December 31, 2012	December 31, 2012

Net interest income		$38,459	$161,389
Other income (loss)		(1,073)	2,203
Other expense		18,208	72,711
Assessments		1,918	9,090
Net income		$17,260	$81,791

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other FHLBanks, trading securities, available-for-sale securities and held-to-maturity securities.

(2) As of December 31, 2012, September 30, 2012 and December 31, 2011, total regulatory capital represented 5.02 percent, 5.14 percent and 5.23 percent, respectively, of total assets as of those dates.
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